CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Partners
WNC Housing Tax Credit Fund VI, L.P., Series 8


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11, post effective amendment no. 6, of our report dated October 25, 2000 relating to the financial statements of WNC Housing Tax Credit Fund VI, L.P., Series 8, which is contained in that Prospectus, and our report dated October 20, 2000 relating to the consolidated balance sheet of WNC & Associates, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                             /s/ BDO SEIDMAN, LLP
                                             BDO SEIDMAN, LLP


Orange County, California

April 30, 2001